Exhibit 3.1

ARTICLES OF MERGER

OF

SEASPAN HOLDCO V LTD.

(a Republic of the Marshall Islands corporation)

WITH AND INTO

SEASPAN CORPORATION

(a Republic of the Marshall Islands corporation)

Pursuant to Section 95 of the Republic of the Marshall Islands Business Corporations Act (the “BCA”), the undersigned, being a duly authorized officer of Seaspan Corporation, a Republic of the Marshall Islands corporation (“Seaspan”), and Seaspan Holdco V Ltd., a Republic of the Marshall Islands corporation (“Merger Sub”), in connection with the merger of Merger Sub with and into Seaspan (the “Merger”), hereby certifies:

1.

The Agreement and Plan of Merger, dated as of November 20, 2019, as amended, by and among Seaspan, Atlas Corp., a Republic of the Marshall Islands corporation and a wholly-owned subsidiary of Seaspan (“Atlas”), and Merger Sub, a wholly-owned subsidiary of Atlas, is attached hereto as Exhibit A.

2.

The Articles of Incorporation of Seaspan were filed with the Registrar of Corporations of the Republic of the Marshall Islands (the “Registrar of Corporations”) as of the 3rd day of May, 2005. The Articles of Amendment were filed with the Registrar of Corporations as of the 8th day of July, 2005. The Amended and Restated Articles of Incorporation were filed with the Registrar of Corporations as of the 3rd day of August, 2005. The Articles of Amendment were filed with the Registrar of Corporations as of the 28th day of January, 2014. The Second Articles of Amendment were filed with the Registrar of Corporations as of the 29th day of April, 2015. The Third Articles of Amendment were filed with the Registrar of Corporations as of the 2nd of May, 2018. The Second Amended and Restated Articles of Incorporation of Seaspan (“Seaspan Articles of Incorporation”) were filed with the Registrar of Corporations as of the 13th day of June, 2018. Statements of Designation relating to Seaspan’s Series A, B, C, D, E, F, G, H, I and R preferred shares were filed with the Registrar of Corporations as of January 29, 2009, May 27, 2010, January 27, 2011, April 19, 2011, December 12, 2012, February 11, 2014, May 17, 2016, June 15, 2016, August 10, 2016, and September 19, 2018, respectively.

3.	The Articles of Incorporation of Merger Sub were filed with the Registrar of Corporations as of the 1st day of October, 2019.

4.	Seaspan shall be the surviving corporation in the Merger (the “Surviving Corporation”). The name of the Surviving Corporation shall be Seaspan Corporation.

5.

The Seaspan Articles of Incorporation as in effect immediately prior to the effective time of the Merger shall be the articles of incorporation of the Surviving Corporation and shall continue in full force and effect until thereafter amended as provided therein or by applicable law.

6.	The Merger shall become effective upon the filing of these Articles of Merger with the Registrar or Deputy Registrar of Corporations of the Republic of the Marshall Islands in accordance with the BCA.

7.	The Merger was authorized by: (i) the Board of Directors and Sole Shareholder of Merger Sub, and (ii) the Board of Directors and shareholders of Seaspan, as required by the BCA.

2

IN WITNESS WHEREOF, the undersigned has executed these Articles of Merger this 27th day of February, 2020.

SEASPAN CORPORATION

By:	/s/ Bing Chen
Name: Bing Chen
Title: President & Chief Executive Officer

SEASPAN HOLDCO V LTD.

By:	/s/ Ryan Courson
Name: Ryan Courson
Title: Chief Financial Officer

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Exhibit A

AGREEMENT AND PLAN OF MERGER

by and among

SEASPAN CORPORATION,

ATLAS CORP.,

and

SEASPAN HOLDCO V LTD.

Dated as of November 20, 2019

A-i

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”) is made and entered into, as of November 20, 2019, by and among (i) Seaspan Corporation, a corporation organized under the laws of the Republic of the Marshall Islands with limited liability (the “Company”), (ii) Atlas Corp., a corporation organized under the laws of the Republic of the Marshall Islands and a direct wholly-owned subsidiary of the Company (“Atlas”), and (iii) Seaspan Holdco V Ltd., a corporation organized under the laws of the Republic of the Marshall Islands and a direct wholly-owned subsidiary of Atlas (“Merger Sub”). The Company, Atlas and Merger Sub are sometimes referred to herein individually as a “Party” and, collectively, as the “Parties.”

RECITALS

WHEREAS, the Parties desire and intend to effect a merger whereby Merger Sub will merge with and into the Company (the “Merger” and, together with the other transactions contemplated by this Agreement, the “Transactions”), the separate corporate existence of Merger Sub will cease, and the Company will continue as the surviving corporation of the Merger (hereinafter sometimes referred to as the “Surviving Corporation”) and a wholly-owned subsidiary of Atlas;

WHEREAS, the Company, directly and indirectly through its subsidiaries, engages in the business of containership management and ownership;

WHEREAS, Atlas and Merger Sub (i) are newly-formed Republic of the Marshall Islands corporations organized for the sole purpose of participating in the Transactions and actions related thereto, (ii) own no assets (other than Atlas’ ownership of one share of Merger Sub Common Stock and nominal capital) and (iii) do not operate any business;

WHEREAS, on the date hereof, the Company has the authority to issue 425,000,100 common shares, consisting of:

(i)	400,000,000 shares of Company Class A Common Stock, of which 215,713,377 shares were issued and outstanding as of the date hereof;

(ii)	25,000,000 Class B common shares, each with a par value of one United States cent (US$0.01), of which no shares were issued and outstanding as of the date hereof; and

(iii)	100 Class C common shares, each with a par value of one United States cent (US$0.01), of which no shares were issued and outstanding as of the date hereof;

WHEREAS, on the date hereof, the Company has authority to issue 150,000,000 preferred shares, each with a par value of one United States cent (US$0.01), of which:

(i)	315,000 shares are designated as 12% Cumulative Preferred Shares—Series A, of which no shares were issued and outstanding as of the date hereof;

(ii)	260,000 shares are designated as Cumulative Preferred Shares—Series B, of which no shares were issued and outstanding as of the date hereof;

(iii)	40,000,000 shares are designated as 9.5% Cumulative Redeemable Perpetual Preferred Shares—Series C, of which no shares were issued and outstanding as of the date hereof;

(iv)

20,000,000 shares are designated as 7.95% Cumulative Redeemable Perpetual Preferred Shares—Series D (“Company Series D Preferred Stock”), of which 5,093,728 shares were issued and outstanding as of the date hereof;

(v)

15,000,000 shares are designated as 8.25% Cumulative Redeemable Perpetual Preferred Shares—Series E (“Company Series E Preferred Stock”), of which 5,415,937 shares were issued and outstanding as of the date hereof;

(vi)	20,000,000 shares are designated as 6.95% Cumulative Convertible Perpetual Preferred Shares—Series F, of which no shares were issued and outstanding as of the date hereof;

(vii)

15,000,000 shares are designated as 8.20% Cumulative Redeemable Perpetual Preferred Shares—Series G (“Company Series G Preferred Stock”), of which 7,800,800 were issued and outstanding as of the date hereof;

(viii)

15,000,000 shares are designated as 7.875% Cumulative Redeemable Perpetual Preferred Shares—Series H (“Company Series H Preferred Stock”), of which 9,025,105 shares were issued and outstanding as of the date hereof;

(ix)

6,000,000 shares are designated as Fixed-to-Floating Cumulative Redeemable Perpetual Preferred Shares—Series I (“Company Series I Preferred Stock”), of which 6,000,000 shares were issued and outstanding as of the date hereof; and

(x)	1,000,000 shares are designated as Series R Participating Preferred Stock, of which no shares were issued and outstanding as of the date hereof;

WHEREAS, on the date hereof, an aggregate of 1,282,974 shares of Company Class A Common Stock are reserved for issuance pursuant to the Awards under the Equity Plans, and an aggregate of 25,000,000 shares of Company Class A Common Stock are reserved for issuance upon the exercise of the Warrants issued pursuant to the Warrant Agreement;

WHEREAS, on the date hereof, Atlas has the authority to issue Five Hundred (500) registered shares, each with a par value of one United States cent (US$0.01), of which one share is issued and outstanding and such share is owned by the Company;

WHEREAS, as of the Effective Time, Atlas will have the authority to issue (i) 400,000,000 shares of Atlas Common Stock; and (ii) 150,000,000 shares of Atlas Preferred Stock, of which:

(i)	20,000,000 shares shall be designated as 7.95% Cumulative Redeemable Perpetual Preferred Shares—Series D (“Atlas Series D Preferred Stock”);

(ii)	15,000,000 shares shall be designated as 8.25% Cumulative Redeemable Perpetual Preferred Shares—Series E (“Atlas Series E Preferred Stock”);

(iii)	15,000,000 shares shall be designated as 8.20% Cumulative Redeemable Perpetual Preferred Shares—Series G (“Atlas Series G Preferred Stock”);

(iv)	15,000,000 shares shall be designated as 7.875% Cumulative Redeemable Perpetual Preferred Shares—Series H (“Atlas Series H Preferred Stock”); and

(v)	6,000,000 shares shall be designated as Fixed-to-Floating Cumulative Redeemable Perpetual Preferred Shares—Series I (“Atlas Series I Preferred Stock”);

WHEREAS, on the date hereof, Merger Sub has the authority to issue Five Hundred (500) shares of Merger Sub Common Stock, of which one share is issued and outstanding and such share is owned by Atlas;

WHEREAS, in connection with the Merger and the other Transactions:

(i)	each share of Company Class A Common Stock issued and outstanding immediately prior to the Effective Time shall be canceled;

(ii)

the Surviving Corporation shall issue one validly issued, fully paid and nonassessable share of the Surviving Corporation Class A Common Stock to Atlas for each share of Company Class A Common Stock issued and outstanding immediately prior to the Effective Time which is canceled;

(iii)

in consideration of such issuance of shares of the Surviving Corporation Class A Common Stock to Atlas, Atlas shall (at the direction of the Surviving Corporation) issue (in respect of each such canceled share of Company Class A Common Stock) one validly issued, fully paid and nonassessable share of Atlas Common Stock to the holder of such canceled share of Company Class A Common Stock;

(iv)

each share of Company Series D Preferred Stock, Company Series E Preferred Stock, Company Series G Preferred Stock, Company Series H Preferred Stock and Company Series I Preferred Stock issued and outstanding immediately prior to the Effective Time shall be canceled;

(v)

the Surviving Corporation shall issue one validly issued, fully paid and nonassessable share of the Surviving Corporation Class A Common Stock to Atlas for each share of Company Series D Preferred Stock, Company Series E Preferred Stock, Company Series G Preferred Stock, Company Series H Preferred Stock and Company Series I Preferred Stock issued and outstanding immediately prior to the Effective Time which is canceled;

(vi)

in consideration of such issuance of the Surviving Corporation Class A Common Stock to Atlas, Atlas shall (at the direction of the Surviving Corporation) issue (in respect of each such canceled share of Company Series D Preferred Stock, Company Series E Preferred Stock, Company Series G Preferred Stock, Company Series H Preferred Stock and Company Series I Preferred Stock) one validly issued, fully paid and nonassessable share of Atlas Series D Preferred Stock, Atlas Series E Preferred Stock, Atlas Series G Preferred Stock, Atlas Series H Preferred Stock and Atlas Series I

Preferred Stock, respectively, to the holder of such canceled share of Company Series D Preferred Stock, Company Series E Preferred Stock, Company Series G Preferred Stock, Company Series H Preferred Stock and Company Series I Preferred Stock, respectively;

(vii)

each share of Merger Sub Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of the Surviving Corporation Class A Common Stock (and the Parties intend that each share of the Surviving Corporation Class A Common Stock into which each share of Merger Sub Common Stock is converted should represent the fair market value of one share of Merger Sub Common Stock immediately prior to the Effective Time); and

(viii)	each share of capital stock of Atlas that is owned by the Company prior to the Effective Time shall be canceled,

all upon the terms and subject to the conditions set forth in this Agreement and in accordance with the applicable provisions of the BCA.

WHEREAS, the respective boards of directors of each of the Company, Atlas and Merger Sub, by resolutions duly adopted, have adopted and approved, and authorized the execution and delivery of, this Agreement and the Transactions, upon the terms and subject to the conditions set forth herein;

WHEREAS, the Company and Atlas, as sole shareholders of Atlas and Merger Sub, respectively, have adopted and approved this Agreement; and

WHEREAS, certain capitalized terms used herein, and not otherwise defined in the Agreement, are defined in Section VII hereof.

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated into this Agreement as if fully set forth below, and the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the Parties hereby agree as follows:

SECTION I

THE MERGER

1.1    Merger. At the Effective Time, and subject to and upon the terms and conditions of this Agreement, and in accordance with the applicable provisions of the BCA, the Company and Merger Sub shall consummate the Merger, pursuant to which Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall cease and the Company shall continue its corporate existence under the BCA as the Surviving Corporation (provided, that references to the Company in respect of periods after the Effective Time shall include the Surviving Corporation).

1.2    Effective Time. Subject to the satisfaction or waiver of the conditions set forth in Section IV hereof, the Company and Merger Sub shall cause the Merger to be consummated by filing the articles of merger (the “Articles of Merger”) with a Registrar or Deputy Registrar of Corporations of the Republic of the Marshall Islands, in accordance with the relevant provisions of the BCA (the time of such filing, or such later time (not to exceed thirty (30) days) as may be specified in the Articles of Merger, being the “Effective Time”).

1.3    Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Articles of Merger and the applicable provisions of the BCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, real and personal (including subscriptions to shares, causes of action and every other asset), rights, privileges, agreements, immunities, powers and franchises, debts, Liabilities, duties, obligations and penalties of Merger Sub shall become the property, rights, privileges, agreements, immunities, powers and franchises, debts, Liabilities, duties, obligations and penalties of the Surviving Corporation, which shall include the assumption by the Surviving Corporation of any and all agreements, covenants, duties and obligations of Merger Sub set forth in this Agreement to be performed after the Effective Time.

1.4    Organizational Documents of the Parties.

(a)    At the Effective Time, the Articles of Incorporation of the Company and Bylaws of the Company, each as in effect immediately prior to the Effective Time shall be the respective Articles of Incorporation and Bylaws of the Surviving Corporation until thereafter amended as provided therein or by applicable Law.

(b)    Atlas shall adopt and authorize for filing and cause to be filed with the Registrar or Deputy Registrar of Corporations of the Republic of the Marshall Islands, immediately following the Effective Time, (i) the Amended and Restated Articles of Incorporation of Atlas, including the Statement of Designation of each of 7.95% Cumulative Redeemable Perpetual Preferred Shares—Series D, 8.25% Cumulative Redeemable Perpetual Preferred Shares—Series E, 8.20% Cumulative Redeemable Perpetual Preferred Shares—Series G, 7.875% Cumulative Redeemable Perpetual Preferred Shares—Series H, and Fixed-to-Floating Cumulative Redeemable Perpetual Preferred Shares—Series I, all in the form in all material respects set forth in Exhibit A attached hereto; and (ii) the Amended and Restated Bylaws of Atlas, in the form in all materials respects set forth in Exhibit B attached hereto, which shall be the respective Articles of Incorporation and Bylaws of Atlas until thereafter amended as provided therein or by applicable Law.

1.5    Directors and Officers of the Surviving Corporation and Atlas. At the Effective Time, the board of directors of the Surviving Corporation shall be constituted by three members, each of whom is an existing director of the Company, and the executive officers of the Company in office immediately prior to the Effective Time shall be the executive officers of the Surviving Corporation, and any such executive officer, as the case may be, shall hold office from the Effective Time until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation, or as otherwise provided by Law. Atlas shall take all lawful action so that the directors of the Company serving immediately prior to the Effective Time shall be, immediately following the Effective Time, the directors of Atlas, until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified in accordance with the Articles of Incorporation and Bylaws of Atlas in effect immediately following the Effective Time. Atlas shall take all lawful action so that prior to the Effective Time, the number of directors constituting the board of directors of Atlas shall be increased from seven to eight members, and a new director who is a resident of the United Kingdom shall be elected to the board of directors of Atlas.

1.6    Effect of Merger on Securities of Merger Sub, Atlas and the Company. At the Effective Time, by virtue of the Merger and without any action on the part of any Party or any holder of any securities of any Party, each share of Merger Sub Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of the Surviving Corporation Class A Common Stock. At the Effective Time, by virtue of this Agreement and without any action on the part of any Party or any holder of any securities of any Party, the Surviving Corporation shall issue one validly issued, fully paid and nonassessable share of the Surviving Corporation Class A Common Stock to Atlas for each share of Company Class A Common Stock, Company Series D Preferred Stock, Company Series E Preferred Stock, Company Series G Preferred Stock, Company Series H Preferred Stock and Company Series I Preferred Stock issued and outstanding immediately prior to the Effective Time which is canceled. At the Effective Time, each share of the Surviving Corporation Class A Common Stock that is issued and outstanding shall be held by Atlas. Prior to the Effective Time, the Company and Atlas shall take any and all actions as are necessary to ensure that each share of capital stock of Atlas that is owned by the Company immediately prior to the Effective Time shall be canceled and cease to be outstanding at the Effective Time, and no payment shall be made therefor, and the Company, by execution of this Agreement agrees to forfeit such shares and relinquish any rights to such shares. See Section II of the Agreement for the description of the effect of the Merger on Company Securities.

1.7    Tax Consequences. The Parties hereby agree and acknowledge that, for United States federal income tax purposes, the Transactions, taken together, are intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and this Agreement is intended to constitute a “plan of reorganization” within the meaning of Section 368 of the Code. In connection with the Merger, the Company shall deliver to Atlas an effective and timely filed election on Internal Revenue Service Form 8832 to treat the Company as disregarded as a separate entity from Atlas effective within five days after the date of the Merger. The Parties hereby agree to file all Tax and other informational returns on a basis consistent with such characterization. Each of the Parties acknowledges and agrees that it (i) has had the opportunity to obtain independent legal and tax advice with respect to the transactions contemplated by this Agreement, and (ii) is responsible for paying its own Taxes, including any adverse Tax consequences that may result if the Transactions, taken together, do not qualify under Section 368(a) of the Code.

1.8    Taking of Necessary Action; Further Action. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either Merger Sub or the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation hereby are authorized to execute and deliver, in the name and on behalf of each of Merger Sub and the Company, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of Merger Sub and the Company or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

SECTION II

EFFECT OF MERGER ON COMPANY SECURITIES

2.1    Effect of Merger on the Capital Stock of the Company.

2.1.1    At the Effective Time, by virtue of the Merger and the other Transactions and without any action on the part of any Party or any holder of any securities of any Party:

(a)    Each share of Company Class A Common Stock issued and outstanding immediately prior to the Effective Time shall be canceled, and in consideration of the issuance of each share of the Surviving Corporation Class A Common Stock to Atlas pursuant to this Agreement, Atlas shall issue (at the direction of the Surviving Corporation, to the holder in respect of such canceled share) one validly issued, fully paid and nonassessable share of Atlas Common Stock.

(b)    Each share of Company Class A Common Stock held in the Company’s treasury immediately prior to the Effective Time shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefore.

(c)    Upon cancellation thereof in accordance with this Section 2.1.1, all shares of Company Class A Common Stock shall no longer be outstanding and shall cease to exist, and each holder of a certificate representing any such shares of Company Class A Common Stock shall cease to have any rights with respect to such shares of Company Class A Common Stock, except as set forth in Section 2.2 herein. In addition, each outstanding book-entry that, immediately prior to the Effective Time, evidenced shares of Company Class A Common Stock shall, from and after the Effective Time, be deemed and treated for all corporate purposes to evidence the ownership of the same number of shares of Atlas Common Stock.

2.1.2    At the Effective Time, by virtue of the Merger and the other Transactions and without any action on the part of any Party or any holder of any securities of any Party:

(a)    Each share of Company Series D Preferred Stock issued and outstanding immediately prior to the Effective Time shall be canceled, and in consideration of the issuance of shares of the Surviving Corporation Class A Common Stock by the Surviving Corporation to Atlas pursuant to this Agreement, Atlas shall issue (at the direction of the Surviving Corporation, to the holder in respect of such canceled share) one validly issued, fully paid and nonassessable share of Atlas Series D Preferred Stock.

(b)    Each share of Company Series E Preferred Stock issued and outstanding immediately prior to the Effective Time shall be canceled, and in consideration of the issuance of shares of the Surviving Corporation Class A Common Stock by the Surviving Corporation to Atlas pursuant to this Agreement, Atlas shall issue (at the direction of the Surviving Corporation, to the holder in respect of such canceled share) one validly issued, fully paid and nonassessable share of Atlas Series E Preferred Stock.

(c)    Each share of Company Series G Preferred Stock issued and outstanding immediately prior to the Effective Time shall be canceled, and in consideration of the issuance of shares of the Surviving Corporation Class A Common Stock by the Surviving Corporation to Atlas pursuant to this Agreement, Atlas shall issue (at the direction of the Surviving Corporation, to the holder in respect of such canceled share) one validly issued, fully paid and nonassessable share of Atlas Series G Preferred Stock.

(d)    Each share of Company Series H Preferred Stock issued and outstanding immediately prior to the Effective Time shall be canceled, and in consideration of the issuance of shares of the Surviving Corporation Class A Common Stock by the Surviving Corporation to Atlas pursuant to this Agreement, Atlas shall issue (at the direction of the Surviving Corporation, to the holder in respect of such canceled share) one validly issued, fully paid and nonassessable share of Atlas Series H Preferred Stock.

(e)    Each share of Company Series I Preferred Stock issued and outstanding immediately prior to the Effective Time shall be canceled, and in consideration of the issuance of shares of the Surviving Corporation Class A Common Stock by the Surviving Corporation to Atlas pursuant to this Agreement, Atlas shall issue (at the direction of the Surviving Corporation, to the holder in respect of such canceled share) one validly issued, fully paid and nonassessable share of Atlas Series I Preferred Stock.

(f)    Upon cancellation thereof in accordance with this Section 2.1.2, all shares of Company Series D Preferred Stock, Company Series E Preferred Stock, Company Series G Preferred Stock, Company Series H Preferred Stock and Company Series I Preferred Stock shall no longer be outstanding and shall cease to exist, and each holder of a certificate representing any such preferred shares shall cease to have any rights with respect to such preferred shares, except as set forth in Section 2.2 herein. In addition, each outstanding book-entry that, immediately prior to the Effective Time, evidenced shares of Company Series D Preferred Stock, Company Series E Preferred Stock, Company Series G Preferred Stock, Company Series H Preferred Stock or Company Series I Preferred Stock shall, from and after the Effective Time, be deemed and treated for all corporate purposes to evidence the ownership of the same number of shares of Atlas Series D Preferred Stock, Atlas Series E Preferred Stock, Atlas Series G Preferred Stock, Atlas Series H Preferred Stock or Atlas Series I Preferred Stock, as applicable.

2.2    Certificates. At and after the Effective Time until thereafter surrendered for transfer or cancellation in the ordinary course, each outstanding certificate that immediately prior thereto represented shares of Company Class A Common Stock shall be cancelled and shall be deemed for all purposes to evidence ownership of and to represent the shares of Atlas Common Stock to be issued upon the cancellation of the shares of Company Class A Common Stock represented by such certificate as herein provided and shall be so registered on the books and records of Atlas and American Stock Transfer & Trust Company, LLC (the “Transfer Agent”) for shares of Atlas Common Stock. At and after the Effective Time until thereafter surrendered for transfer or cancellation in the ordinary course, each outstanding certificate that immediately prior thereto represented shares of Company Series D Preferred Stock, Company Series E Preferred Stock, Company Series G Preferred Stock, Company Series H Preferred Stock or Company Series I Preferred Stock, as applicable, shall be canceled and shall be deemed for all purposes to evidence ownership of and to represent the shares of Atlas Series D Preferred Stock, Atlas Series E Preferred

Stock, Atlas Series G Preferred Stock, Atlas Series H Preferred Stock or Atlas Series I Preferred Stock, as applicable, to be issued upon the cancellation of the preferred shares of the Company represented by such certificate as herein provided and shall be so registered on the books and records of Atlas and the Transfer Agent. At and after the Effective Time, the shares of capital stock of Atlas shall be uncertificated; provided, that, any shares of capital stock of Atlas that are represented by outstanding certificates of the Company pursuant to the immediately preceding sentence shall continue to be represented by certificates as provided therein and shall not be uncertificated unless and until a valid certificate representing such shares pursuant to the immediately preceding sentence is delivered to Atlas at its principal place of business, or an officer or agent of Atlas having custody of books and records of Atlas, at which time such certificate shall be canceled and in lieu of the delivery of a certificate representing the applicable shares of capital stock of Atlas, Atlas shall (i) issue to such holder the applicable uncertificated shares of capital stock of Atlas by registering such shares in Atlas’ and Transfer Agent’s books and records as book-entry shares, upon which such shares shall thereafter be uncertificated and (ii) take all action necessary to provide such holder with evidence of the uncertificated book-entry shares, including any action necessary under applicable Law in accordance therewith, including in accordance with the BCA. If any certificate that prior to the Effective Time represented shares of Company Class A Common Stock, Company Series D Preferred Stock, Company Series E Preferred Stock, Company Series G Preferred Stock, Company Series H Preferred Stock or Company Series I Preferred Stock, as applicable, shall have been lost, stolen or destroyed, then, upon the making of an affidavit of such fact by the person or entity claiming such certificate to be lost, stolen or destroyed and the providing of an indemnity by such person or entity to Atlas, in form and substance reasonably satisfactory to Atlas, against any claim that may be made against it with respect to such certificate, Atlas shall issue to such person or entity, in exchange for such lost, stolen or destroyed certificate, uncertificated shares representing the applicable shares of Atlas Common Stock, Atlas Series D Preferred Stock,

Atlas Series E Preferred Stock, Atlas Series G Preferred Stock, Atlas Series H Preferred Stock or Atlas Series I Preferred Stock, as applicable, in accordance with the procedures set forth in the preceding sentence.

2.3    No Dissenters Rights. In accordance with Section 100(c) of the BCA, no dissenters rights shall be available to any holder of shares of capital stock of the Company in connection with the Merger.

2.4    Assignment of Company Warrants. At the Effective Time, Atlas shall assume all of the Company’s rights and obligations under the Warrant Agreement by and among the Company and the investors specified therein, dated as of July 16, 2018 (the “Warrant Agreement”), and each outstanding Warrant issued pursuant to the Warrant Agreement. Accordingly, Atlas shall assume the Warrant Agreement, including (i) all unexercised Warrants that are outstanding under the Warrant Agreement at the Effective Time and (ii) the remaining unallocated reserve of Company Class A Common Stock issuable under each such Warrant. At the Effective Time, by virtue of the Merger, the reserve of shares of Company Class A Common Stock issuable under each Warrant shall be converted on a one-share-for-one-share basis into shares of Atlas Common Stock, and the terms and conditions of the Warrant Agreement and each outstanding Warrant issued pursuant to the Warrant Agreement assumed by Atlas that are in effect immediately prior to the Merger shall continue in full force and effect after the Merger, except that the shares of Company Class A Common Stock issuable under each such Warrant shall be shares of Atlas Common Stock.

2.5    Assumption of Equity Plans and Awards. At the Effective Time, the Company shall transfer to Atlas, and Atlas shall assume, sponsorship of all of the Company’s Equity Plans, and Atlas hereby agrees to perform all obligations of the Company under the Equity Plans and each outstanding Award granted thereunder. Accordingly, Atlas shall assume each of the Equity Plans, including (i) all unexercised and unexpired Awards, as applicable, that are outstanding under the Equity Plans at the Effective Time and (ii) the remaining unallocated reserve of Company Class A Common Stock issuable under each such Equity Plan. At the Effective Time, by virtue of the Merger, the reserve of shares of Company Class A Common Stock under each Equity Plan, whether allocated to outstanding Awards under such plan or unallocated at that time, shall be converted on a one-share-for-one-share basis into shares of Atlas Common Stock, and the terms and conditions that are in effect immediately prior to the Merger under each outstanding Award assumed by Atlas shall continue in full force and effect after the Merger, including the vesting schedule and applicable issuance dates, the per share exercise price, the expiration date and other applicable termination provisions, except that the shares of Company Class A Common Stock issuable under each such Award shall be shares of Atlas Common Stock. The adoption of the Merger by the requisite vote of the shareholders of the Company shall also constitute approval, without further action by holders of shares of Company Class A Common Stock of any amendments to the Equity Plans necessary, appropriate or advisable to authorize (i) the assumption by Atlas of the Equity Plans (including any existing share reserves), and the outstanding Awards under such plans, (ii) the future issuance of shares of Atlas Common Stock in lieu of shares of Company Class A Common Stock under each of the Equity Plans, and (iii) Atlas’ ability to issue Awards under the Equity Plans to the eligible participants in Equity Plans after the Effective Time.

SECTION III

CLOSING

Subject to the satisfaction or waiver of the conditions set forth in Section IV hereof, the consummation of the Transactions shall take place at the offices of Blank Rome LLP, 1271 Avenue of the Americas, New York, NY 10020, on the second (2nd) Business Day after all of such closing conditions to this Agreement have been satisfied or waived at 10:00 a.m. Eastern Standard Time, or at such other date, time or place as the Company may agree.

SECTION IV

CONDITIONS TO THE MERGER

The respective obligations of each Party to effect the Merger and to consummate the other Transactions shall be subject to the satisfaction or written waiver (where permissible) by the Company of the following conditions:

(a)    Shareholder Approval. The Merger Agreement, including the Merger and other Transactions contemplated by the Merger Agreement, to be submitted to the vote of the holders of Company Class A Common Stock at the annual or special meeting of the holders of Company Class A Common Stock shall have been approved in accordance with the Articles of Incorporation of the Company and the Bylaws of the Company, the BCA and the rules and regulations of the SEC and NYSE, as applicable (the “Shareholder Approval”).

(b)    Requisite Regulatory Approvals. All Consents required to be obtained from or made with any Governmental Authority in order to consummate the Transactions contemplated by this Agreement shall have been obtained or made.

(c)    Requisite Consents. All Consents required to be obtained from or made with any third Person (other than a Governmental Authority) in order to consummate the Transactions contemplated by this Agreement shall have been obtained or made.

(d)    No Legal Prohibition. No Order shall have been issued or entered and shall continue to be in effect, and no Law shall have been adopted or be effective, in each case that temporarily or permanently prohibits, enjoins or makes illegal the consummation of the Merger or of the other Transactions or any part thereof and (ii) no Action shall have been brought by any Governmental Authority and remain pending, that seeks an Order that would prohibit, enjoin or make illegal the consummation of the Merger.

(e)    Registration Statement. The registration statement on Form F-4 to be filed by Atlas with SEC (as amended or supplemented from time to time and including a proxy statement soliciting proxies in connection with the Shareholder Approval) shall have become effective under the Securities Act and shall not be the subject of any stop order suspending the effectiveness thereof or any proceedings seeking any such stop order.

(f)    NYSE Approval. Shares of Atlas Common Stock, Atlas Series D Preferred Stock, Atlas Series E Preferred Stock, Atlas Series G Preferred Stock, Atlas Series H Preferred Stock and Atlas Series I Preferred Stock shall have been approved for listing on the NYSE, subject to the completion of the Merger.

SECTION V

TERMINATION

Notwithstanding anything herein to the contrary, this Agreement may be terminated, and the Merger and the other Transactions provided for herein may be abandoned, whether before or after the adoption of this Agreement by the holders of Company Class A Common Stock and/or the sole shareholder of Atlas or Merger Sub at any time prior to the Effective Time, by action of the board of directors of the Company. In the event of termination of this Agreement, this Agreement shall forthwith become void and have no effect, and neither the Company, Atlas, Merger Sub nor their respective shareholders, directors or officers shall have any liability with respect to such termination or abandonment.

SECTION VI

MISCELLANEOUS

6.1    Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns. This Agreement shall not be assigned by operation of Law or otherwise, and any assignment without such consent shall be null and void.

6.2    Third Parties. Nothing contained in this Agreement or in any instrument or document executed by any Party in connection with the Transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any Person that is not a Party hereto or thereto or a successor or permitted assign of such a Party.

6.3    Governing Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the Laws of the Republic of the Marshall Islands without regard to the conflict of laws principles thereof.

6.4    Severability. The provisions of this Agreement are severable, and in the event any provision hereof is determined to be invalid or unenforceable, such invalidity or unenforceability shall not in any way affect the validity or enforceability of the remaining provisions hereof.

6.5    Amendment. At any time prior to the Effective Time, this Agreement may be supplemented, amended or modified, whether before or after the adoption of this Agreement by the shareholders of the Company and/or the sole shareholder of Atlas or Merger Sub, by the mutual consent of the Parties to this Agreement by action by their respective boards of directors; provided, however, that, no amendment shall be effected subsequent to the adoption of this Agreement by the sole shareholder of Atlas or Merger Sub or by the shareholders of the Company that by law requires further approval or authorization by the sole shareholder of Atlas or Merger Sub or the shareholders of the Company, as applicable, without such further approval or authorization. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all of the Parties hereto.

6.6    Waiver. Each Party may in its sole discretion waive compliance by any other Party with any condition contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party or Parties to be bound thereby. Notwithstanding the foregoing, no failure or delay by a Party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

6.7    Entire Agreement. This Agreement, including the documents and instruments referred to herein, constitutes the entire agreement and supersedes all other prior agreements and undertakings, both written and oral, among the Parties, or any of them, with respect to the subject matter hereof.

6.8    Interpretation. The table of contents and the Section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the Parties and shall not in any way affect the meaning or interpretation of this Agreement. In this Agreement, unless the context otherwise requires: (a) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and words in the singular, including any defined terms, include the plural and vice versa; (b) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity; (c) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; (d) the words “herein,” “hereto,” and “hereby” and other words of similar import in this Agreement shall be deemed in each case to refer to this Agreement as a whole and not to any particular Section or other subdivision of this Agreement; (e) any agreement, instrument, insurance policy, Law or Order defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument, insurance policy, Law or Order as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes, regulations, rules or orders) by succession of comparable successor statutes, regulations, rules or orders and references to all attachments thereto and instruments incorporated therein; and (f) except as otherwise indicated, all references in this Agreement to the words “Section” and “Exhibit” are intended to refer to Sections and Exhibits to this Agreement.

6.9    Counterparts. This Agreement may be executed and delivered (including by electronic transmission) in one or more counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

SECTION VII

DEFINITIONS

For purpose of this Agreement, the following capitalized terms have the following meanings:

“Action” means any notice of noncompliance or violation, or any claim, demand, charge, action, suit, litigation, audit, settlement, complaint, stipulation, assessment or arbitration, or any request (including any request for information), inquiry, hearing, proceeding or investigation, by or before any Governmental Authority.

“Articles of Incorporation” means the Second Amended and Restated Articles of Incorporation of the Company filed with the Registrar of Corporations of the Republic of the Marshall Islands on June 13, 2018, provided that references herein to the Articles of Incorporation for periods after the Merger includes the Articles of Incorporation of the Surviving Corporation.

“Atlas Common Stock” means common shares, with a par value of one United States cent (US$0.01) per share, of Atlas.

“Atlas Preferred Stock” means preferred shares, with a par value of one United States cent (US$0.01) per share, of Atlas.

“Award” means an Option, Restricted Stock, Phantom Share or Other Stock-Based Award (as such terms are defined in the Stock Incentive Plan) granted under the terms and conditions of the Stock Incentive Plan or any other equity award granted under, or pursuant to, any other Equity Plan of the Company or its subsidiaries.

“BCA” means the Part I of the Associations Law of the Republic of the Marshall Islands, being the Business Corporations Act, as amended from time to time.

“Business Day” means any day other than a Saturday, Sunday or legal holiday on which commercial banking institutions in New York, New York and Vancouver, British Columbia, Canada are authorized to close for business.

“Bylaws” means the Second Amended and Restated Bylaws of the Company filed with the Registrar of Corporations of the Republic of the Marshall Islands on June 13, 2018, as amended and in effect under the BCA, provided that references herein to Bylaws for periods after the Merger includes the Bylaws of the Surviving Corporation.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor statute thereto, as amended. Reference to a specific section of the Code shall include such section and any valid treasury regulation promulgated thereunder.

“Company Class A Common Stock” means the Class A common shares, each with a par value of one United States cent (US$0.01), of the Company.

“Company Securities” means, collectively, Company Class A Common Stock, Company Series D Preferred Stock, Company Series E Preferred Stock, Company Series G Preferred Stock, Company Series H Preferred Stock and Company Series I Preferred Stock, the Awards and the Warrants.

“Consent” means any consent, approval, waiver, authorization or Permit of, or notice to or declaration or filing with any Governmental Authority or any other Person.

“Equity Plan” means the Stock Incentive Plan and any other equity plan of the Company or its subsidiaries or any agreement evidencing an option or other equity based award granted by the Company or its subsidiaries.

“Governmental Authority” means any domestic or foreign federal, state, local, foreign or other governmental, quasi-governmental or administrative body, instrumentality, department or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body.

“Law” means any federal, state, local, municipal, foreign or other law, statute, legislation, principle of common law, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, directive, requirement, writ, injunction, settlement, Order or Consent that is or has been issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Liabilities” means any and all liabilities, indebtedness, Actions or obligations of any nature (whether absolute, accrued, contingent or otherwise, whether known or unknown, whether direct or indirect, whether matured or unmatured, whether due or to become due and whether or not required to be recorded or reflected on a balance sheet under applicable accounting standards), including in respect of Taxes due or to become due.

“Merger Sub Common Stock” means registered shares, with a par value of one United States cent (US$0.01) per share, of Merger Sub.

“NYSE” means the New York Stock Exchange.

“Order” means any order, decree, ruling, judgment, injunction, writ, determination, binding decision, verdict, judicial award or other action that is or has been made, entered, rendered, or otherwise put into effect by or under the authority of any Governmental Authority.

“Permit” means any permit, grant, easement, consent, approval, authorization, exemption, license, franchise, concession, ratification, permission, clearance, confirmation, endorsement, waiver, certification, designation, rating, registration, qualification or order of any Governmental Authority or any other Person.

“Person” means an individual, corporation, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, association, trust or other entity or organization, including a Governmental Authority.

“SEC” means the U.S. Securities and Exchange Commission (or any successor Governmental Authority).

“Securities Act” means the Securities Act of 1933, as amended.

“Stock Incentive Plan” means the Seaspan Corporation Stock Incentive Plan, as amended and restated on December 19, 2017, and any and all appendices or addendums thereto, and any and all agreements evidencing Awards granted under the Stock Incentive Plan.

“Surviving Corporation Class A Common Stock” means the Class A common shares, each with a par value of one United States cent (US$0.01), of the Surviving Corporation.

“Taxes” means (a) all direct or indirect federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, value- added, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, social security and related contributions due in relation to the payment of compensation to employees, excise, severance, stamp, occupation, premium, property, windfall profits, alternative minimum, estimated, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts with respect thereto, (b) any Liability for payment of amounts described in clause (a) whether as a result of being a member of an affiliated, consolidated, combined or unitary group for any period or otherwise through operation of law and (c) any Liability for the payment of amounts described in clauses (a) or (b) as a result of any tax sharing, tax group, tax indemnity or tax allocation agreement with, or any other express or implied agreement to indemnify, any other Person.

“Warrants” means warrants issued under the terms of the Warrant Agreement.

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IN WITNESS WHEREOF, each Party hereto has caused this Agreement to be signed and delivered by its respective duly authorized officer as of the date first written above.

SEASPAN CORPORATION

By:	/s/ Bing Chen
Name:	Bing Chen
Title:	Chief Executive Officer

ATLAS CORP.

By:	/s/ Bing Chen
Name:	Bing Chen
Title:	Chief Executive Officer

SEASPAN HOLDCO V LTD.

By:	/s/ Bing Chen
Name:	Bing Chen
Title:	Director

AMENDMENT NO. 1

TO

AGREEMENT AND PLAN OF MERGER

This Amendment No. 1 (“Amendment No. 1”) to the Agreement and Plan of Merger is made and entered into, as of December 31, 2019, by and among (i) Seaspan Corporation, a corporation organized under the laws of the Republic of the Marshall Islands with limited liability (the “Company”), (ii) Atlas Corp., a corporation organized under the laws of the Republic of the Marshall Islands and a direct wholly-owned subsidiary of the Company (“Atlas”), and (iii) Seaspan Holdco V Ltd., a corporation organized under the laws of the Republic of the Marshall Islands and a direct wholly-owned subsidiary of Atlas (“Merger Sub”). The Company, Atlas and Merger Sub are sometimes referred to herein individually as a “Party” and, collectively, as the “Parties.”

RECITALS

WHEREAS, the Parties entered into that certain Agreement and Plan of Merger, dated as of November 20, 2019 (the “Agreement”), and capitalized terms used, but not defined, herein shall have the meaning ascribed to such terms in the Agreement; and

WHEREAS, the Parties desire to enter into this Amendment No. 1 to amend and restate Section 1.5 of the Agreement in its entirety.

NOW, THEREFORE, in consideration of the agreements and obligations set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound hereby, agree as follows:

1.    Section 1.5 of the Agreement is hereby amended and restated in its entirety as follows:

“1.5    Directors and Officers of the Surviving Corporation and Atlas. At the Effective Time, the board of directors of the Surviving Corporation shall be constituted by three members, each of whom is either an existing director or officer of the Company, and the executive officers of the Company in office immediately prior to the Effective Time shall be the executive officers of the Surviving Corporation, and any such executive officer, as the case may be, shall hold office from the Effective Time until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation, or as otherwise provided by Law. Atlas shall take all lawful action so that the directors of the Company serving immediately prior to the Effective Time shall be, immediately following the Effective Time, the directors of Atlas, until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified in accordance with the Articles of Incorporation and Bylaws of Atlas in effect immediately following the Effective Time. Atlas shall take all lawful action so that prior to the Effective Time, the number of directors constituting the board of directors of Atlas shall be increased from seven to eight members, and a new director who is a resident of the United Kingdom shall be elected to the board of directors of Atlas.”

2.    This Amendment No. 1 shall be governed by, and construed in accordance with, the Laws of the Republic of the Marshall Islands without regard to the conflict of laws principles thereof.

3.    This Amendment No. 1 and the Agreement, including the documents and instruments referred to herein and therein, constitute the entire agreement and supersede all other prior agreements and undertakings, both written and oral, among the Parties, or any of them, with respect to the subject matter hereof.

4.    Except as expressly amended hereby, the Agreement remains as is and shall continue in full force and effect.

5.    This Amendment No. 1 may be executed and delivered (including by electronic transmission) in one or more counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

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IN WITNESS WHEREOF, each Party hereto has caused this Amendment No. 1 to be signed and delivered as of the date first written above.

SEASPAN CORPORATION

By:	/s/ Bing Chen
Name:	Bing Chen
Title:	Chief Executive Officer

ATLAS CORP.

By:	/s/ Bing Chen
Name:	Bing Chen
Title:	Chief Executive Officer

SEASPAN HOLDCO V LTD.

By:	/s/ Bing Chen
Name:	Bing Chen
Title:	Director